Exhibit 10(l)

McDonald’s Corporation
Officer Severance Plan

As Amended and Restated Effective November 1, 2022

McDONALD’S CORPORATION
OFFICER SEVERANCE PLAN

ARTICLE I.
Statement of Purpose

McDonald’s Corporation has established the Plan to provide financial assistance through severance payments and other benefits to officers on the United States payroll who are subject to United States taxation and whose employment with an Employer hereunder is terminated in a Covered Termination (as such capitalized terms are defined herein).

The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b).

This document is a combined Plan document and summary plan description. The terms of this document apply to Covered Terminations occurring on or after November 1, 2022. The payment of severance benefits to any Participant who had a Covered Termination prior to November 1, 2022 shall be determined in accordance with the terms of the McDonald’s Corporation Officer Severance Plan in effect at the time of such Covered Termination. With respect to any Eligible Employee, the Plan as amended and restated as of November 1, 2022 replaces any and all prior policies, plans, and arrangements (whether written or unwritten), to the extent that such policies, plans, and arrangements provide for payments to be made after termination of employment directly by an Employer; other than pursuant to an Employer retirement plan or arrangement or any individual employment, severance, or change of control arrangement between the Employer and the Eligible Employee.

ARTICLE II.
Definitions

Annual Base Salary. “Annual Base Salary” means an Executive Participant’s annual rate of base salary, as in effect on the Executive Participant’s Termination Date.

Cause. “Cause” means any one or more of the following:

(a)An Eligible Employee’s commission of any act or acts involving dishonesty, fraud, illegality, or moral turpitude;

(b)An Eligible Employee’s willful, reckless, or material misconduct in the performance of his or her duties;

(c)An Eligible Employee’s willful or habitual failure to perform or neglect of material duties; or

(d)An Eligible Employee’s serious, reckless or material violation of McDonald’s Standards of Business Conduct or other employment policies.

Claim. “Claim” means a written application for Severance Benefits under Section 10.1 of the Plan.

Claimant. “Claimant” means any individual who believes that he or she is eligible for Severance Benefits under this Plan and files a claim pursuant to Section 10.1 of the Plan.

COBRA. “COBRA” means the provisions regarding healthcare continuation coverage set forth in Section 601 et seq. of ERISA and Section 4980B of the Code.

COBRA Premium. “COBRA Premium” means the monthly cost of providing healthcare continuation coverage for a qualified beneficiary under COBRA, as adjusted from time to time.

COBRA Severance Period. The “COBRA Severance Period” means, as applicable, the period of time set forth in the applicable Schedule for an Executive Participant, or, for a Participant other than an Executive Participant, the period of time equal to such Participant’s Weeks of Severance commencing on the first of the month following his or her Termination Date and rounded up to the next whole month, subject to any minimums specified in the Schedules.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Company Service Date. “Company Service Date” means an Eligible Employee’s most recent date of hire into a full-time or benefits eligible part-time position with an Employer, as determined by McDonald’s Human Resources Department.

Compensation. For purposes of Section 6.5 of this Plan, “Compensation” means the defined term under the McDonald’s Corporation 401k Plan, McDonald’s Corporation Deferred Compensation Plan, and any other long-term incentive plan, welfare benefits plan, deferred compensation arrangement, fringe benefit, practice, or policy maintained by an Employer, as applicable.

Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board of Directors of McDonald’s Corporation.

Covered Termination. “Covered Termination” means an Eligible Employee’s Separation from Service due to:

(a)Reduction in the work force;

(b)Elimination of a position or job restructuring;

(c)Elimination of a position due to outsourcing;

(d)Termination of employment by an Employer without Cause; or

(e)Such other reasons as the Plan Administrator may, in its sole discretion, deem appropriate.

Eligible Employee. An “Eligible Employee” means an Officer of an Employer who is on the Employer’s United States payroll and is subject to taxation in the United States, but excluding those employees who are hired into positions intended to be for a limited duration, including but not limited to, interns, temporary employees, graduate and post-graduate fellows, and project-specific positions. A person retained to perform services for an Employer (whether for a definite or indefinite duration) who is classified by that Employer as an independent contractor (rather than an employee) shall not be an Eligible Employee for purposes of this Plan, regardless of any subsequent re-characterization.

Employer. “Employer” means for purposes of this Plan, McDonald’s Corporation and the Related Entities listed as participating entities in Appendix I.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Executive Participant. An “Executive Participant” means an Eligible Employee who at the time he or she incurs a Covered Termination is either (a) an Officer at the Executive Vice President level or above, or (b) specifically designated in writing by McDonald’s Corporation’s Chief Executive Officer to be eligible for the benefits provided to Executive Participants under the Plan. For avoidance of doubt, an Executive Participant is only entitled to receive Plan benefits if he or she satisfies the conditions to be considered a Participant.

Key Employee. “Key Employee” means a “specified employee” as determined in accordance with the McDonald’s Corporation Section 409A Specified Key Employee Policy, as in effect on January 1, 2008 and as amended from time to time in accordance with Treasury Regulation Section 1.409A-1(i).

McDonald’s Corporation. “McDonald’s Corporation” means McDonald’s Corporation and its successors and assigns.

Officer. “Officer” means an employee in the leadership band or above.

Participant. “Participant” means an Eligible Employee whose employment with the Employer and all Related Entities is terminated as a result of a Covered Termination and who meets the other eligibility conditions for the receipt of Severance Benefits under this Plan. An individual will cease being a Participant once payment of all severance pay and other benefits due to such individual under the Plan has been completed and no person will have any further rights under the Plan with respect to such former Participant.

Plan. “Plan” means the McDonald’s Corporation Officer Severance Plan as set forth in this document.

Plan Administrator. “Plan Administrator” means the role responsible for administration of the Plan as set forth in Article IX of the Plan.

Plan Year. The “Plan Year” shall be the calendar year for record keeping purposes.

Prorated TIP. “Prorated TIP” means the cash lump sum payment for certain Participants described in Section 4.7 of the Plan who are eligible for a pro rata bonus under McDonald’s TIP.

Related Entity. “Related Entity” means a corporation, trade, or business if it and McDonald’s Corporation are members of a controlled group of corporations as defined in Section 414(b) of the Code or under common control as defined in Section 414(c) of the Code.

Related Severance Plan. A “Related Severance Plan” is any other plan, program, policy, agreement, or arrangement providing severance benefits that is maintained by or otherwise involves McDonald’s Corporation, any Related Entity, or a predecessor to any such entity (or an affiliate thereof).

Release Date. “Release Date” means the date upon which a Participant’s signed Release Agreement required under Section 3.2 of the Plan becomes irrevocable and non-rescindable.

Schedule. “Schedule” means the schedules attached as Appendix II to the Plan that describe which Severance Benefits are available for different categories of Participants.

Separation from Service. “Separation from Service” means an Eligible Employee’s permanent cessation of the performance of services for McDonald’s Corporation and all of its Related Entities; provided that, with respect to any Severance Benefits required to comply with Section 409A of the Code, a “Separation from Service” shall not be deemed to have occurred unless the Eligible Employee has incurred a “Separation from Service” with McDonald’s Corporation and all of its Related Entities within the meaning of Section 409A of the Code. In general, neither a transfer of employment from an Employer to another Related Entity nor a change in status from Eligible Employee to independent contractor or similar non-employee service provider to an Employer or any Related Entity will be treated as a Separation from Service.

Severance Benefits. “Severance Benefits” means the Severance Pay and any other benefit payable pursuant to this Plan.

Severance Multiple. The “Severance Multiple” for an Executive Participant is defined in the applicable Schedule.

Severance Pay. “Severance Pay” means the lump sum cash payment made to a Participant pursuant to Section 4.2 of the Plan.

Termination Date. A Participant’s “Termination Date” is the date on which a Covered Termination becomes effective. The Plan Administrator shall determine each Participant’s Termination Date and communicate that date to the Participant.

Termination Notice. A “Termination Notice” is written notification from an Eligible Employee’s Employer to the Eligible Employee that the Eligible Employee will incur a Separation from Service as a result of a Covered Termination.

Termination Notice Date. A “Termination Notice Date” is the date on which an Eligible Employee receives the Termination Notice.

TIP. “TIP” means McDonald’s Target Incentive Plan or any annual bonus plan that replaces the Target Incentive Plan.

TIP-Eligible. A Participant is “TIP-Eligible” if his or her Termination Date is on or after March 1 of a calendar year and the Participant is eligible to participate in TIP for the calendar year in which his or her Covered Termination occurs.

Weekly Base Pay. “Weekly Base Pay” means the base salary or base wages that a Participant earns during a week, based upon the rate of pay in effect for the Participant immediately before the Participant’s Termination Date, excluding overtime or any special payments. For part-time employees, weekly pay is determined by the average number of weekly hours worked during the preceding 12 months, or shorter period of employment, if applicable.

Weeks of Severance. The term “Weeks of Severance” is defined in the applicable Schedule.

Year of Service. A “Year of Service” means each complete twelve-month period beginning on the Eligible Employee’s Company Service Date and ending on the Eligible Employee’s Termination Date, with any period of less than 6 months being rounded down to the nearest complete twelve-month period and any period of 6 months or more being rounded up to the nearest complete twelve-month period. For example, a period of 10 years, 8 months, and 3 days shall equal 11 Years of Service and a period of 10 years, 5 months, and 3 days shall equal 10 Years of Service.

Years of Service shall in no event include the following:

(a)Periods of employment for which an Eligible Employee has previously received payments in the nature of severance pay from McDonald’s Corporation or a Related Entity;

(b)Periods of employment that are, or will be, taken into account in determining payments in the nature of severance pay that is payable to an Eligible Employee under a Related Severance Plan; or

(c)With respect to an Eligible Employee who has previously terminated and been rehired by an Employer, periods of prior employment with McDonald’s Corporation or a Related Entity.

ARTICLE III.
Eligibility

Section 3.1    General Eligibility Requirements. To be eligible for Severance Benefits under the Plan, an Eligible Employee must:

(a)Permanently cease providing services to his or her Employer as a result of a Covered Termination;

(b)Receive a Termination Notice on or before the date he or she has a Separation from Service; and

(c)Remain actively and continuously employed in good standing with his or her Employer through his or her Termination Date.

An Eligible Employee who is offered or entitled to receive payments in the nature of severance pay under a Related Severance Plan is not eligible for Severance Benefits under this Plan.
McDonald’s Corporation shall establish procedures and processes for implementing Covered Terminations. These procedures and processes may differ depending on the business needs and priorities of the affected work unit. The fact that an Eligible Employee receives notice of termination of employment, or an Eligible Employee’s employment actually terminates, shall not automatically entitle such Eligible Employee to be considered a Participant nor automatically cause such termination to be considered a Covered Termination.

In the case of any Officer who is at the Executive Vice President level or above, the Compensation Committee shall determine in its sole discretion whether such Officer shall be treated as a Participant and to what extent such Officer will be entitled to receive Severance Benefits under this Plan. The determinations of the Compensation Committee shall be final and binding.

In addition, an Eligible Employee will not be eligible for Severance Benefits if he or she fails to return all property of the Employers (including, without limitation, automobiles (unless previously purchased in accordance with Section 4.8), keys, credit cards, documents and records, identification cards, equipment, phones, computers, etc.) within fifteen (15) days of the Eligible Employee’s Termination Date.

Section 3.2.    Release Agreement. In order to be considered a Participant under the Plan following a Covered Termination, an Eligible Employee is required to sign and return to McDonald’s Corporation a release agreement (the “Release Agreement”) no later than the date specified in the executable form of Release Agreement provided by McDonald’s Corporation within a reasonable period of time following the Eligible Employee’s Termination Date. If an Eligible Employee revokes or rescinds the Release Agreement before the end of any revocation period, the Eligible Employee will not be considered a Participant entitled to Severance Benefits under the Plan. The Release Agreement may include, in the Plan Administrator’s sole discretion, a covenant not to compete with McDonald’s Corporation or its Related Entities.
Except as provided in Section 5.1, no Severance Pay or sabbatical pay will be paid to an Eligible Employee unless and until the Eligible Employee timely signs the Release Agreement in a form acceptable to the Plan Administrator and the period of time for revoking or rescinding such agreement under applicable law has expired without the Eligible Employee having revoked or rescinded such agreement. Severance Benefits other than Severance Pay and sabbatical payments shall be provided to an Eligible Employee in accordance with Article IV until such time as the Eligible Employee either (a) fails to sign a Release Agreement within the time specified above or (b) timely revokes or rescinds an executed Release Agreement. If an Eligible Employee fails to timely sign (and not revoke or rescind) the Release Agreement, that Eligible

Employee shall cease to receive any further Severance Benefits under this Plan and shall repay McDonald’s Corporation the cost of any Severance Benefits previously received by the Eligible Employee. The Employers shall have the right to seek enforcement of this repayment right in any court of competent jurisdiction.

If an Eligible Employee dies prior to signing the Release Agreement and the deadline for signing the Release Agreement has not passed as of his or her date of death, the requirement for executing the Release Agreement shall pass to the decedent’s beneficiary (as defined in Section 7.1).

ARTICLE IV.
Severance Benefits

Section 4.1.    In General. Each Participant shall be entitled to Severance Pay and other Severance Benefits in accordance with this Article IV and Article V below, together with the Schedules included in Appendix II to this Plan. Except as provided in Section 5.2, to the extent there is any conflict between the provisions of the Plan and an applicable Schedule, the provisions of the Schedule shall control. If a Participant would be covered by both (i) Schedule A and (ii) one of the Schedules dealing with special circumstances (Schedule B or C), then Schedule B or C, as applicable, shall be the only Schedule that applies to that Participant.

Section 4.2.    Computation of Severance Pay.

(a)Executive Participants. Executive Participants shall receive Severance Pay in accordance with the formula specified in Schedule A.

(b)Other Participants. A Participant other than an Executive Participant shall receive Severance Pay in a lump sum amount equal to his or her Weekly Base Pay multiplied by the Participant’s Weeks of Severance, subject to the applicable minimum and maximum set forth in the Schedules.

Section 4.3.    Medical, Dental, and Vision Coverage. Except as provided otherwise in an applicable Schedule, if a Participant is eligible to elect continuation coverage under COBRA in accordance with the terms of the medical, dental, and/or vision plan of the Employer and properly and timely elects such continuation coverage, the Employer shall provide subsidized COBRA coverage during the COBRA Severance Period. During such period, the Employer shall pay on behalf of the Participant an amount equal to the difference between (i) the premiums the employee would have paid for active coverage if he or she had remained employed and (ii) the COBRA Premiums. The Employer’s payments shall be made to the entity funding the applicable plan coverage and not directly to the Participant. The Participant must pay his or her share of the COBRA Premiums and may not have the premium cost withheld from the Severance Pay nor contributed to any cafeteria plan or flexible spending account. After the COBRA Severance Period ends, the Participant shall be responsible for paying the full cost of any remaining COBRA coverage at the rate of 102% of the full COBRA Premium cost (i.e., 102% of both the employee and the employer premium costs). The Employers shall not pay any portion of the COBRA Premiums for longer than the COBRA Severance Period, regardless of whether the Participant or his or her eligible dependents have an additional qualifying event under

COBRA. Notwithstanding the foregoing, if COBRA is no longer required to be provided to a Participant under the federal laws governing COBRA, all payments of COBRA Premiums for that Participant under this Plan will also end.

Section 4.4.    Transitional Assistance. The Employers shall provide each Participant with transitional assistance if and only to the extent set forth in the applicable Schedule. The Participant must start the transitional assistance process within sixty (60) days of the Termination Date. In no event shall any Participant be entitled to receive cash or other benefits in lieu of such transitional assistance.

Section 4.5.    Stock Options and Restricted Stock Units. Any equity compensation (including, without limitation, stock options and restricted stock units) granted to a Participant under any equity incentive plan maintained by McDonald’s Corporation shall be treated in accordance with the terms of the equity incentive plan, prospectus, and grant applicable to such equity compensation.

Section 4.6.    Sabbatical. A Participant shall receive a lump sum sabbatical payment equal to eight weeks of Weekly Base Pay if: (a) the Participant was entitled to take a sabbatical leave immediately before his or her Termination Date; or (b) the Participant was eligible for McDonald’s Corporation’s sabbatical program and the Termination Date occurs on or after the ninth, nineteenth, twenty-ninth, thirty-ninth, etc. anniversary of the Participant’s Company Service Date but before the beginning of the year in which the Participant would have become entitled to take a sabbatical leave. In no event shall a Participant receive more than one sabbatical payment or more than a total of eight weeks of Weekly Base Pay under this Section 4.6.

Section 4.7.    Prorated TIP Bonuses. A Participant who is TIP-Eligible shall also be eligible to receive a Prorated TIP payment, if the Participant terminated employment on or after March 1 of a calendar year. The Prorated TIP payment shall be prorated based on a fraction, the numerator of which is the number of days from January 1 through the Termination Date in the calendar year and the denominator of which is 365 (or 366 in a leap year). The Prorated TIP payment shall be based on the actual performance of McDonald’s Corporation and its subsidiaries and business units during the annual performance period and shall be subject to supervisory discretion for the individual performance factor. The Prorated TIP payment will be made at the same time TIP payments are made to active employees.

Section 4.8.    Company Vehicle. A Participant who has a company-provided vehicle may purchase it and, in certain cases, may receive a prorated cash reimbursement for recent upgrades related to such vehicle, as determined by McDonald’s Fleet Management Department and the terms of the McDonald’s Corporation Vehicle Program applicable to the Participant. In no event will the initial salary reduction paid by the Participant be refunded or repaid to the Participant.

In order to exercise the right to purchase his or her company-provided vehicle, a Participant must provide notice of such exercise and complete the purchase in accordance with the procedures determined by McDonald’s Fleet Management Department, but in no event may the purchase take place before his or her Release Date. If the Participant’s Termination Date occurs before his or her Release Date, the Participant must return his or her company-provided vehicle on his or her Termination Date, and the vehicle shall be returned to him or her when such purchase can be completed.

Section 4.9.    Timing Rules for Certain Reimbursements and Payments. Officer level employees are entitled to reimbursement for certain financial planning expenses for the year in which their Termination Date occurs. The financial planning services must be both completed and submitted for reimbursement within three months after the Participant’s Termination Date or, if earlier, by the last day of the year in which the Termination Date occurs. Expenses submitted after this date will not be reimbursed. Officers who are entitled to executive physicals must complete their physical within six months of the Participant’s Termination Date. If a Participant’s spouse is also eligible for a physical, the spouse also must complete the physical within six months of the Participant’s Termination Date.

ARTICLE V.
Payment of Severance Pay and Sabbatical Pay

Section 5.1.    Form and Timing of Payments. Except as provided in Section 5.2, Severance Pay and sabbatical pay, if any, due under this Plan shall be paid in a single lump sum as soon as administratively practicable following McDonald’s Corporation’s receipt of a duly executed Release Agreement, but in no event later than ninety (90) days after the date of Separation from Service. If a payment that is subject to the execution of the Release Agreement could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding the foregoing, the Plan Administrator may, in his or her sole discretion, cause the Employer to make payments at any time during the ninety (90) day period following the date of Separation from Service even if prior to the Release Date without waiving the Employer’s right to demand repayment, as described in Section 3.2. Any Prorated TIP payment will be made at the same time TIP payments are made to active employees, but in no event later than March 15 of the year following the calendar year in which the Termination occurred.

Section 5.2.    Delayed Payment Date for Key Employees. Notwithstanding any provision in this Plan or any applicable Schedule to the contrary, if a Participant is a Key Employee as of his or her Separation from Service, the payment of such Participant’s Severance Pay and sabbatical pay, if any, shall not occur before the date which is six (6) months after his or her date of Separation from Service (or in accordance with Section 7.1 if the Participant dies before the end of such six month period).

Section 5.3.    Offsets for Foreign Severance Benefits. If a Participant is entitled to receive severance compensation as a statutory or government-funded benefit under the laws of a foreign country, the Severance Benefits that would otherwise be payable under this Plan may be offset by such severance compensation as the Plan Administrator determines in his or her discretion.

ARTICLE VI.
Integration with Other Benefits

Section 6.1.    Other Benefit Programs Generally. Except as provided in Section 6.7 below, Severance Benefits under this Plan are in addition to all pay and other benefits normally payable to a Participant as of his or her Termination Date according to the established applicable policies, plans, and procedures of McDonald’s Corporation and its Related Entities (other than severance benefits under any Related Severance Plan). In the event of a conflict between the terms of this Plan document and the terms of any other benefits plans, policies, procedures, and practices maintained by an Employer, the terms of such other benefits plans, policies, procedures, and practices shall govern.

Section 6.2.    Accrued Vacation and Leave. Without limiting the generality of Section 6.1, each Participant shall be paid for any accrued but unused vacation as of his or her Termination Date. If a Participant’s Termination Date occurs in a year when he or she is eligible for an extra week of vacation under the “Splash Program,” the Participant will be paid for any unused Splash vacation. In addition, the Employers will waive repayment by a Participant of sabbatical and/or short-term disability benefits that otherwise would be required if the Participant did not return to active employment under the terms of the applicable sabbatical or short-term disability program of the Employer.

Section 6.3.    Continuation and Conversion Rights. On a Participant’s Termination Date, all benefit plans, policies, fringe benefits, and pay practices in which the Participant was participating shall cease to apply to the Participant in accordance with the terms of such benefits plans, policies, procedures, and practices, as applicable and in accordance with the requirements of any applicable law, unless such benefits are specifically continued as a Severance Benefit under this Plan. Any benefit continuation or conversion rights to which a Participant is entitled as of his or her Termination Date shall be made available to him or her.

Section 6.4.    Educational Assistance. The Employers will continue to provide educational assistance for any class that the Participant began to attend before his or her Termination Notice Date; provided that the Participant complies with all requirements for such assistance and notifies the educational assistance service center of his or her Covered Termination within two weeks after his or her Termination Notice Date.

Section 6.5.    Severance Not Compensation; Severance Period Not Service. Except as specifically provided herein, Severance Benefits under this Plan shall not be construed as Compensation for purposes of determining any benefits provided under the McDonald’s 401k Plan, the McDonald’s Deferred Compensation Plan, any long-term incentive plan, or any other welfare benefit plan, deferred compensation arrangement, fringe benefit, practice, or policy maintained by an Employer for its employees. Payments for vacation pursuant to Section 6.2 shall be Compensation for purposes of determining benefits provided under the McDonald’s 401k Plan and the McDonald’s Deferred Compensation Plan, to the extent so provided in the applicable plan documents. The period of time during which Severance Benefits are being paid out or provided shall not count as credited service for any benefit program, payroll practice (such as entitlement to vacation or sabbatical) or for any other welfare benefit, profit sharing, savings, retirement or deferred compensation benefit or fringe benefit plan, practice, or policy of any Employer.

Section 6.6.    Increases in Compensation, Stock Option Grants and Restricted Stock Units. After an Eligible Employee’s Termination Notice Date, he or she shall not be entitled to any increases in compensation, including, without limitation, regularly scheduled merit increases or grants of stock options or restricted stock units.

Section 6.7.    Limitation son Severance. The Severance Benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of a Participant’s termination from employment with an Employer.

ARTICLE VII.
Benefits Upon Death, Re-Employment or Cause

Section 7.1.    Death of Participant. In the event a Participant (including a Participant who is a Key Employee) dies before receiving his or her Severance Pay and sabbatical pay under the Plan, the Participant’s Severance Pay and sabbatical pay shall be paid in a lump sum as soon as administratively practicable following the Participant’s death, but not later than December 31 of the year following the year of death, to the beneficiary designated by the Participant under the McDonald’s 401k Plan. If a deceased Participant has failed to designate a specific beneficiary under the McDonald’s 401k Plan, or if the designated beneficiary dies before the Participant has received his or her Severance Pay and sabbatical pay, payment of the Participant’s Severance Pay and sabbatical pay shall be made to the Participant’s spouse if the Participant is married as of the date of his or her death or otherwise to the Participant’s estate.

Section 7.2.    Rehired Employees. This Section shall apply to any Participant who is subsequently reemployed by an Employer or any Related Entity before or after all of the Participant’s Severance Benefits under this Plan have been paid or provided, unless the applicable Employer agrees otherwise in writing. A Participant who is rehired after his or her Termination Date shall be entitled to receive or retain the portion of his or her Severance Pay that is attributable to the period from the Termination Date through the date the Participant is rehired and he or she shall repay the portion, if any, of the Severance Pay previously received by the Participant that is attributable to the period on or after the date the Participant is rehired. For a Participant other than an Executive Participant, the portion of any Severance Pay to be received or retained and the portion of any Severance Pay to be repaid pursuant to this Section 7.2 shall be determined based on the number of full and fractional Weeks of Severance, if any, attributable to the applicable period. For an Executive Participant, the portion of any Severance Pay to be received or retained and the portion of any Severance Pay to be repaid pursuant to this Section 7.2 shall be determined by pro-rating the Executive Participant’s Severance Pay based on the ratio of the number of full and partial months, if any, in the applicable period to eighteen (18) months, in the case of the Chief Executive Officer or Chief Financial Officer, or twelve (12) months, in the case of any other Executive Participant. The Employers shall have the right to seek enforcement of their right to repayment in any court of competent jurisdiction. A rehired Participant shall also be entitled to receive or retain his or her (a) sabbatical pay (if any) under Section 4.6, and (b) Prorated TIP (if any) under Section 4.7. The following benefits will cease immediately upon the date the Participant commences reemployment: (y) payments for COBRA premiums provided for in Section 4.3 of the Plan, and (z) any transitional assistance under Section 4.4. A rehired Participant may keep any company-provided vehicle that he or she purchased or was in the process of purchasing under Section 4.8 of the Plan. Lastly, a rehired Participant shall be treated as a new employee for stock option and restricted stock unit purposes.

Section 7.3.    Discontinuance or Repayment for Cause. If the Plan Administrator determines at any time that a Participant committed any act or omission that would constitute Cause while he or she was employed by an Employer or any Related Entity, the Employer may (a) cease payment of any benefit otherwise payable to a Participant under the Plan and (b) require the Participant to repay any and all Severance Benefits previously provided to such Participant under the terms of this Plan. The Employers shall have the right to seek enforcement of their rights under clause (b) above in any court of competent jurisdiction.

ARTICLE VIII.
Amendment and Termination

Section 8.1.    Amendment and Termination. McDonald’s Corporation, acting through the Compensation Committee of its Board of Directors or such other person or committee appointed by the Compensation Committee, reserves the right to amend or terminate the Plan at any time for any reason or no reason at all. Any amendment will be evidenced by a duly authorized written instrument.

No amendment or termination shall reduce the amount of Severance Benefits payable to any Participant whose Termination Date has already occurred, who has signed and not revoked or rescinded the Release Agreement, and who has completed all other applicable paperwork on or before the effective date of such amendment or termination. No person may amend this Plan in a manner that would subject any Participant to taxation of his or her Severance Pay or any other Severance Benefits under Section 409A(a)(l) of the Code.

Section 8.2.    Partial Termination of the Plan Upon a Subsidiary Change of Control Event. Notwithstanding any other provision of the Plan, if an Employer undergoes a Subsidiary Change of Control Event, as defined below (a “Disaffiliated Subsidiary”), McDonald’s Corporation, in its sole discretion, may terminate the portion of the Plan (a “Partial Termination”) covering those Participants (“Disaffiliated Employees”) who as of the occurrence of such Subsidiary Change of Control Event are employed by such Disaffiliated Subsidiary. Any such Partial Termination of the Plan shall be implemented in accordance with and subject to the requirements imposed under Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), including the following:

(a)McDonald’s Corporation may amend the Plan pursuant to Section 8.1 at any time during the period commencing 30 days prior and ending 12 months after the occurrence of a Subsidiary Change of Control Event to implement a Partial Termination with respect to such Subsidiary Change of Control Event.

(b)If a Partial Termination amendment is timely adopted, each Disaffiliated Employee will receive, within the 12 month period following the date the Partial Termination amendment is adopted, a lump sum distribution of his or her balance under the Plan and his or her entire account balance under all other McDonald’s Corporation-sponsored deferred compensation plans that together with this Plan are required to be treated as a single “plan” under Treasury Regulation Section 1.409A-1(c)(2).

(c)An Employer shall undergo a “Subsidiary Change of Control Event” if (i) it ceases to be a Related Entity of McDonald’s Corporation as a result of a stock or asset sale or similar transaction and (ii) such sale or other transaction constitutes a “change in ownership” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)) of such Employer, a “change in effective control” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(1)) of such Employer, or a “change in the ownership of a substantial portion of the assets” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)) of such Employer.

ARTICLE IX.
Administration

Section 9.1.    Administrator and Named Fiduciary. McDonald’s Corporation has designated the Executive Vice President - Chief People Officer to act as Plan Administrator of the Plan with sole discretionary authority to determine eligibility for Plan benefits and construe the terms of the Plan, including factual determinations. Benefits under the Plan shall be paid only if the Plan Administrator decides in his or her discretion that the Claimant is entitled to such benefits. The decisions of the Plan Administrator are final and conclusive for all questions concerning administration of the Plan.

The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless the Plan Administrator has actual knowledge that such information and advice is inaccurate or unlawful. Notwithstanding the foregoing, the Compensation Committee shall have the final authority with respect to all Severance Benefits under the Plan for any Officer at the Executive Vice President level or above.

Section 9.2.    Plan Information.

Name of Plan: McDonald’s Corporation Officer Severance Plan

Plan Number: 533

Plan Sponsor: McDonald’s Corporation

Plan Administrator: Executive Vice President and Global Chief People Officer of McDonald’s Corporation
110 N. Carpenter Street
Chicago, Illinois 60607
630-623-3000

Agent for Service of Process: The Chief Legal Officer and Secretary of McDonald’s Corporation is designated as agent for service of legal process. Notice to the Chief Legal Officer and Secretary should be addressed to McDonald’s Corporation c/o Chief Legal Officer and

Secretary, 110 N. Carpenter Street, Chicago, Illinois 60607, phone number 630-623-3000. Service of legal process may also be made upon the Plan Administrator.
The Employer Identification Number (“EIN”) assigned by the Internal Revenue Service to McDonald’s Corporation is 36-2361282.

The Plan is funded through the general assets of McDonald’s Corporation.

Section 9.3.    ERISA Rights. A Participant in the Plan is entitled to certain rights and protections under ERISA. ERISA provides that Participants shall be entitled to:

(a)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

(b)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan. The administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. No one, including an Employer or any other person, may fire or otherwise discriminate against employees in any way to prevent someone from obtaining a welfare benefit or exercising their rights under ERISA.

If a Participant’s claim for a welfare benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps Participants can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, he or she may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal court. Additional information on claims is provided in Article X (“Claims Procedure”). If it should happen that Plan fiduciaries misuse the Plan’s money or a Participant is discriminated against for asserting his or her rights, a Participant may seek assistance from the U.S. Department of Labor, or file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.

Any questions about the Plan should be directed to the Plan Administrator. If a Participant has any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in a telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE X.
Claims Procedure

Section 10.1.    Filing a Claim. Any individual who believes he or she is eligible for Severance Benefits under this Plan that have not been provided may submit his or her application for Severance Benefits to the Plan Administrator (or to such other person who may be designated by the Plan Administrator) in writing in such form as is provided or approved by the Plan Administrator. A Claimant shall have no right to seek review of a denial of Severance Benefits, or to bring any action in any court to enforce a Claim, prior to filing a Claim and exhausting rights under this Article X.

When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within ninety (90) days after the receipt of such Claim unless special circumstances require an extension of time for processing the Claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period, which notice shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the Claim was filed). A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (a) the specific reasons for the denial, (b) references to pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (d) the Claimant’s right to seek review of the denial.

Section 10.2.    Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant shall have the right to (a) request that the Plan Administrator review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the Claimant files a written request for review with the Plan Administrator within sixty (60) days after the date on which the Claimant received written notification of the denial. Within sixty (60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review by the Plan Administrator shall be forwarded to the Claimant in writing and shall include specific reasons for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

Section 10.3.    Exhaustion of Claims Procedure. If a Claimant fails to file a request for review in accordance with the procedures described above, he or she will lose the right to have a claim reviewed or to bring an action to court and the denial of the claim will be final. A Claimant will also lose the right to bring an action to court if more than one hundred eighty (180) days have elapsed since the Plan Administrator rendered a final determination on review. Any such action may be filed only in the United States District Court for the Northern District of Illinois.

ARTICLE XI.
Miscellaneous

Section 11.1.    Participant Information. Each Participant shall notify the Plan Administrator of his or her mailing address and each change of mailing address. In addition, each Participant shall be required to furnish the Plan Administrator with any other information and data that McDonald’s Corporation or the Plan Administrator considers necessary for the proper administration of the Plan. The information provided by the Participant under this provision shall be binding upon the Participant, his or her dependents, and any beneficiary for all purposes of the Plan. McDonald’s Corporation and the Plan Administrator shall be entitled to rely on any representations regarding personal facts made by a Participant, his or her dependents, or beneficiary, unless such representations are known to be false. The receipt of Severance Benefits under the Plan by each Participant is conditioned upon the Participant furnishing full, true, and complete data, evidence or other information and the Participant’s timely signature of any document related to the Plan, as requested by McDonald’s Corporation or the Plan Administrator.

Section 11.2.    Successors and Assigns. The obligations of McDonald’s Corporation under the Plan shall be assumed by its successors and assigns.

Section 11.3.    Employment Rights. The existence of the Plan shall not confer any legal or other rights upon any employee to continuation of employment. McDonald’s Corporation and its Related Entities reserve the right to terminate any employee with or without cause at any time, notwithstanding the provisions of this Plan.

Section 11.4.    Controlling Law, Venue. The provisions of this Plan shall be governed, construed and administered in accordance with ERISA. To the extent that ERISA does not apply, the Plan shall be construed and enforced according to the laws of the State of Illinois, without regard to its conflict of law provisions. Any court action must be brought in the U.S. District Court for the Northern District of Illinois, where the Plan is administered.

Section 11.5.    Notices. Any notice, request, election, or other communication under this Plan shall be in writing and shall be considered given when delivered personally or mailed by first class mail properly addressed (which, in the case of a Participant, shall include mailing to the last address provided to the Plan Administrator by such Participant).

Section 11.6.    Interests Not Transferable. The interest of persons entitled to Severance Benefits under the Plan are not subject to their debts or other obligations. Except as provided in Section 7.1 and Section 11.2 above, and Section 11.12 below, as required by federal or state garnishment orders issued to the Plan or McDonald’s Corporation or any Employer, or as may be required by ERISA, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered.

Section 11.7.    Mistake of Fact or Law. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof. A Participant shall be required to return any payment, or portion thereof, made by mistake of fact or law to the applicable Employer that made such payment.

Section 11.8.    Representations Contrary to the Plan. No employee, Officer, or director of McDonald’s Corporation has the authority to alter, vary, or modify the terms of the Plan or the Severance Benefits available to any Participant except by means of a written amendment duly authorized by the Board of Directors of McDonald’s Corporation or its delegate, in accordance with the provisions of the Plan. No verbal or written representations contrary to the terms of the Plan and any duly authorized written amendment in effect as of the date such representation was made shall be binding upon the Plan, the Plan Administrator, McDonald’s Corporation, or any Related Entity.

Section 11.9.    Plan Funding. The Severance Benefits described in this Plan are funded through Employer contributions. No Participant or beneficiary thereof shall acquire by reason of the Plan any right in or title to any assets, funds, or property of McDonald’s Corporation or any Employer. Any Severance Benefits that become payable under the Plan are unfunded obligations of the Participant’s Employer, and shall be paid from the general assets of such Employer. No employee, Officer, director, or agent of McDonald’s Corporation or any Related Entity guarantees in any manner the payment of Severance Benefits.

Section 11.10.    Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.

Section 11.11.    Severability. If any provision of this Plan is held illegal or invalid for any reason, the other provisions of this Plan shall not be affected.

Section 11.12.    Taxation. Notwithstanding any other provision of this Plan, the Employers may withhold from any and all Severance Benefits such United States federal, state, or local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.

Section 11.13.    Indemnification. Neither the Board of Directors, nor the Compensation Committee, nor any employee of McDonald’s Corporation, nor any person acting at the direction thereof (each such person an “Affected Person”), shall have any liability to any person (including without limitation, any Participant), for any act, omission, interpretation, construction, or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by McDonald’s Corporation against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit, or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with McDonald’s Corporation’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit, or proceeding against such Affected Person; provided that, McDonald’s Corporation shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and, once McDonald’s Corporation gives notice of its intent to assume the defense, McDonald’s Corporation shall have sole control over such defense with counsel of its choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud or willful wrongful act or omission, or breach of fiduciary duty. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under McDonald’s Corporation’s Certificate of Incorporation or Memorandum and Articles of Association, as a matter of law, or otherwise, or any other power that McDonald’s Corporation may have to indemnify such person or hold them harmless.

Executed this	1/4/2023

McDONALD’S CORPORATION

/s/ Heidi Capozzi
Heidi Capozzi Executive Vice President and Global Chief People Officer

Appendix I - Participating Entities

McDonald’s Corporation Officer Severance Plan

McDonald's USA, LLC
McDonald's Latin America, LLC
McDonald's Global Markets, LLC
McDonald's Restaurants of Alabama, Inc.
McDonald's Restaurants of Alaska, Inc.
McDonald's Restaurants of Arizona, Inc.
McDonald's Restaurants of Arkansas, Inc.
McDonald's Restaurants of California, Inc.
McDonald's Restaurants of Colorado, Inc.
McDonald's Restaurants of Connecticut, Inc.
McDonald's Restaurants of Delaware, Inc.
McDonald's Restaurants of District of Columbia, Inc.
McDonald's Restaurants of Florida, Inc.
McDonald's Restaurants of Georgia, Inc.
McDonald's Restaurants of Hawaii, Inc.
McDonald's Restaurants of Idaho, Inc.
McDonald's Restaurants of Illinois, Inc.
McDonald's Restaurants of Indiana, Inc.
McDonald's Restaurants of Iowa, Inc.
McDonald's Restaurants of Kansas, Inc.
McDonald's Restaurants of Kentucky, Inc.
McDonald's Restaurants of Louisiana, Inc.
McDonald's Restaurants of Maine, Inc.
McDonald's Restaurants of Maryland, Inc.
McDonald's Restaurants of Massachusetts, Inc.
McDonald's Restaurants of Michigan, Inc.
McDonald's Restaurants of Minnesota, Inc.
McDonald's Restaurants of Mississippi, Inc.
McDonald's Restaurants of Missouri, Inc.
McDonald's Restaurants of Montana, Inc.
McDonald's Restaurants of Nebraska, Inc.
McDonald's Restaurants of Nevada, Inc.
McDonald's Restaurants of New Hampshire, Inc.
McDonald's Restaurants of New Jersey, Inc.
McDonald's Restaurants of New Mexico, Inc.
McDonald's Restaurants of New York, Inc.
McDonald's Restaurants of North Carolina, Inc.
McDonald's Restaurants of Ohio, Inc.
McDonald's Restaurants of Oklahoma, Inc.
McDonald's Restaurants of Oregon, Inc.
McDonald's Restaurants of Pennsylvania, Inc.
McDonald's Restaurants of Rhode, Island, Inc.
McDonald's Restaurants of South Carolina, Inc.
McDonald's Restaurants of Tennessee, Inc.

McDonald's Restaurants of Texas, Inc.
McDonald's Restaurants of Utah, Inc.
McDonald's Restaurants of Vermont, Inc.
McDonald's Restaurants of Virginia, Inc.
McDonald's Restaurants of Washington, Inc.
McDonald's Restaurants of West Virginia, Inc.
McDonald's Restaurants of Wisconsin, Inc.
McDonald's Restaurants of Wyoming, Inc.

Appendix II – Schedules of Benefits

McDonald’s Corporation Officer Severance Plan

Schedule A

Severance Benefits for
Executive Participants

This Schedule sets forth the Severance Benefits under the Plan for Executive Participants, who are not subject to Schedules B, C or D. If applicable, benefits may be delayed for six months, as described in Section 5.2.

Severance Multiple: For purposes of this Schedule, an Executive Participant’s “Severance Multiple” shall be as set forth below:

Executive Participant	Severance Multiple
Chief Executive Officer or Chief Financial Officer	1.5
Other Executive Participant	1

Severance Pay: An Executive Participant shall receive Severance Pay in a lump sum amount equal to (a) the sum of his or her Annual Base Salary and target annual bonus opportunity under the TIP for the fiscal year in which such Executive Participant’s Covered Termination occurs, multiplied by (b) such Executive Participant’s Severance Multiple.

Medical/Dental Coverage: The Employers shall make the payments for COBRA Premiums provided for in Section 4.3 of the Plan, beginning on the Participant's COBRA start date, for the COBRA Severance Period set forth below:

Executive Participant	COBRA Severance Period
Chief Executive Officer or Chief Financial Officer	18 months
Other Executive Participant	12 months

Transitional Assistance: Each Participant covered by this Schedule shall receive transitional assistance under an executive program as provided for in Section 4.4, at the expense of the

Employers, for a period of not more than 12 months, beginning not later than sixty (60) days after the Participant's Termination Date.

Prorated TIP: Each Participant who is TIP-Eligible may receive a Prorated TIP, if any, computed in accordance with Section 4.7 of the Plan.

Company Vehicle: Section 4.8 of the Plan shall apply to each Participant who has a company-provided vehicle.

Other Severance Benefits: A Participant shall also receive, if otherwise eligible, the Severance Benefits provided for in Section 4.5 (equity awards) and Section 4.6 (sabbatical).

McDonald’s Corporation Officer Severance Plan

Schedule B

Severance Benefits for
Participants who are Officers (Other Than Executive Participants)

This Schedule sets forth the Severance Benefits under the Plan for those Participants who are Officers, other than (a) Executive Participants who are entitled to Severance Benefits in accordance with Schedule A, or (b) Participants who are described in Schedules C or D. If applicable, benefits may be delayed for six months, as described in Section 5.2.

Weeks of Severance: For purposes of this Schedule, “Weeks of Severance” shall be defined as two (2) weeks for each Year of Service, subject to a minimum of twenty-six (26) weeks and a maximum of fifty-two (52) weeks.

Severance Pay: Each Participant shall receive Severance Pay in a lump sum in an amount equal to his or her Weekly Base Pay multiplied by his or her Weeks of Severance.

Medical/Dental Coverage: The Employers shall make the payments for COBRA Premiums provided for in Section 4.3 of the Plan, beginning on the Participant's COBRA start date, for the longer of (i) six months or (ii) the COBRA Severance Period.

Transitional Assistance: Each Participant covered by this Schedule shall receive transitional assistance under an executive program as provided for in Section 4.4, at the expense of the Employers, for a period of not more than 12 months, beginning not later than sixty (60) days after the Participant's Termination Date.

Prorated TIP: Each Participant who is TIP-Eligible may receive a Prorated TIP, if any, computed in accordance with Section 4.7 of the Plan.

Company Vehicle: Section 4.8 of the Plan shall apply to each Participant who has a company-provided vehicle.

Other Severance Benefits: A Participant shall also receive, if otherwise eligible, the Severance Benefits provided for in Section 4.5 (equity awards) and Section 4.6 (sabbatical).

McDonald’s Corporation Officer Severance Plan

Schedule C

Severance Benefits for
Participants Becoming Restaurant Operators

This Schedule sets forth the Severance Benefits under the Plan for those Participants who are full-time employees or benefits-eligible part-time employees immediately before their Termination Dates and who become restaurant operators (either as owner/operators or in a joint venture with an Employer).

Weeks of Severance: For purposes of this Schedule, “Weeks of Severance” shall be defined as the lesser of (i) sixteen (16) weeks or (ii) the number of weeks from the Participant’s Termination Date until the Participant is projected to begin operation of a restaurant franchised by McDonald’s Corporation, as determined by the Plan Administrator in its sole discretion.

Severance Pay: Each Participant shall receive Severance Pay in a lump sum in an amount equal to his or her Weekly Base Pay multiplied by his or her Weeks of Severance.

Medical/Dental Coverage: The Employers shall make the payments for COBRA Premiums provided for in Section 4.3 of the Plan during the Participant’s COBRA Severance Period.

Prorated TIP: A Participant who is TIP-Eligible may receive a Prorated TIP, if any, computed in accordance with Section 4.7 of the Plan.

Company Vehicle: Section 4.8 of the Plan shall apply to each Participant who has a company-provided vehicle.

Other Severance Benefits: A Participant who is covered by this Schedule shall also receive, if otherwise eligible, the Severance Benefits provided for in Section 4.5 (equity awards) and Section 4.6 (sabbatical) of the Plan, but shall not receive the Severance Benefits provided for in Section 4.4 (transitional assistance) of the Plan.

McDonald’s Corporation Officer Severance Plan

Schedule D

Severance Benefits for
Qualifying Outsourced Employees

This Schedule sets forth the Severance Benefits under the Plan for each Participant (1) who is a full-time employee or a benefits-eligible part-time employee before his or her Termination Date, (2) whose Covered Termination occurs as a result of the elimination of his or her job because the functional area is outsourced, and (3) who is offered employment with the entity that will be providing services on an outsourced basis to McDonald’s Corporation or a Related Entity in a position with a level of responsibility comparable to his or her job that was eliminated (as determined by the Plan Administrator in his or her sole discretion), at a rate of Weekly Base Pay not less than 80% of his or her rate of Weekly Base Pay immediately before the Termination Date, and located not more than 25 miles from the location of his or her eliminated job, regardless of whether the Participant accepts or rejects such offer (referred to as a “Qualifying Outsourced Employee”).

Weeks of Severance: For purposes of this Schedule, “Weeks of Severance” shall be defined as four (4) Weeks of Severance.

Severance Pay: Each Participant shall receive Severance Pay in a lump sum in an amount equal to his or her Weekly Base Pay multiplied by his or her Weeks of Severance.

Medical/Dental Coverage: The Employers shall make the payments for COBRA Premiums provided for in Section 4.3 of the Plan during the Participant’s COBRA Severance Period (i.e., one month).

Prorated TIP: A Qualifying Outsourced Employee who is TIP-Eligible may receive a Prorated TIP, if any, computed in accordance with Section 4.7 of the Plan.

Company Vehicle: Section 4.8 of the Plan shall apply to each Qualifying Outsourced Employee who has a company-provided vehicle.

Other Severance Benefits: A Qualifying Outsourced Employee shall also receive, if otherwise eligible, the Severance Benefits provided for in Section 4.5 (equity awards) and Section 4.6 (sabbatical), but shall not receive the Severance Benefits provided for in Section 4.4 (transitional assistance) of the Plan.McDonald’s Corporation Officer Severance Plan.